Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

1. Policy Statement

The  NASDAQ  corporate  governance  rules  require  each  listed  company  to  provide  a  code  of conduct  for  its  officers,  employees  and  directors.  This  Code  of  Business  Conduct  and  Ethics

(the   “Code”)   reflects   Abakan  Inc.’s   and   its   subsidiaries   (the   “Company”)   commitment   to

conduct business in an honest and ethical manner.

In  this  regard,  each  of  you,  the  individuals  who  work  for  or  serve  the  Company,  is  an  extension of  the  Company.  Our  commitment  to  honesty  and  ethical  conduct  only  can  be  achieved  if  you,

individually,  accept  your  responsibility  to  promote  integrity  and  demonstrate  the  highest  level of ethical conduct in all of your activities.

Activities  that  may  compromise  the  Company's  reputation  or  integrity  must  be  avoided.  While the  Company  realizes  that  not  every  situation  is  black  or  white,  the  key  to  compliance  with  this

Code  is  exercising  good  judgment.  This  means  following  both  the  letter  and  the  spirit  of  this

Code and all applicable laws, doing the "right" thing, and acting ethically at all times, even when the law or this Code may not address specifically the issue at hand.

We  rely  in  part  on  our  managers  to  set  an  example  for  other  employees  and  to  supervise  the actions  of  others.  Every  manager  and  supervisor  is  expected  to  take  any  action  necessary  to

ensure  compliance   with   this  Code,   to  provide   guidance   and   assist   employees   in   resolving

questions  concerning  the  Code  and  to  permit  employees  to  express  any  concerns  regarding compliance with this Code. No one has the authority to order  another employee to act contrary to this Code.

2. Conflicts of Interest and Corporate Opportunities

You  must  avoid  any  situation  in  which  your  personal  interests  conflict  or  even  appear  to

conflict   with  the   Company's   interests.   You   owe   a   duty   to  the   Company   to   advance   the

Company's  legitimate  interests  when  the  opportunity  to  do  so  arises  in  the  course  of  your

employment   or   service.   You   should   never   compromise   any   of   the   Company's   legitimate

interests.

You  must  perform  your  duties  to  the  Company  in  an  honest  and  ethical  manner.  You  must handle  all  actual  or  apparent  conflicts  of  interest  between  your  personal  and  professional relationships in an ethical manner.

Exhibit 14

You   should   avoid   situations   in   which   your   immediate   family,   financial   or   other   personal

interests conflict, or even appear to conflict, with those of the Company. You may not engage in activities  that  compete  with  the  Company  or  place  the  Company's  interests  at  risk.  You  should not  take,  for  your own benefit,  opportunities discovered in the course of  employment  that  may otherwise benefit the Company. The following are examples of actual or potential conflicts:

•  you,  or  a  member  of  your  immediate  family,  receive  improper  personal  benefits  (including but not limited to the receipt of gifts) as a result of your position in the Company;

• you use the Company's property for your personal benefit;

•  you  engage  in  activities  that  interfere  with  your  loyalty  to  the  Company  or  your  ability  to perform Company duties or responsibilities effectively;

•   you   work   simultaneously   (whether   as   an   employee   or   a   consultant)   for   a   competitor,

customer or supplier;

•  you,  or  a  member  of  your  immediate  family,  have  a  financial  interest  in  a  customer,  supplier,

or  competitor  which  is  significant  enough  to  cause  divided  loyalty  with  the  Company  or  the appearance  of  divided  loyalty  (the  significance  of  a  financial  interest  depends  on  many  factors,

such  as  size  of  investment  in  relation  to  your  income,  net  worth  and/or  financial  needs,  your potential  to influence decisions that could impact  your interests, and the nature of  the business or level of competition between the Company and the supplier, customer or competitor);

•  you,  or  a  member  of  your  immediate  family,  acquire  an  interest  in  property  (such  as  real estate,  patent  or  other  intellectual  property  rights  or  securities)  in  which  you  have  reason  to know the Company has, or might have, a legitimate interest;

•  you,  or  a  member  of  your  immediate  family,  receive  a  loan  or  a  guarantee  of  a  loan  from  a customer,  supplier  or  competitor  (other  than  a  loan  from  a  financial  institution  made  in  the ordinary course of business and on an arm's-length basis);

•  you  make  gifts  or  payments,  or  provide  special favors,  to  customers,  suppliers  or competitors

(or  their  immediate  family  members)  with  a  value  significant  enough  to  cause  the  customer,

supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken;

or

• you are given the right to buy stock in other companies or you receive cash or other payments

in  return  for  promoting  the  services  of  an  advisor,  such   as  an  investment  banker,  to  the

Company.

Exhibit 14

Neither  you,  nor  members  of  your  immediate  family,  are  permitted  to  solicit  or  accept  gifts,

payments, special favors or other consideration from customers, suppliers or competitors.

The  existence  of  a  conflict  is  not  always  readily  apparent.  If  you  become  aware  of  a  conflict described  above  or  any  other  conflict,  potential  conflict,  or  have  a  question  as  to  a  potential conflict,  you  should  consult  with  higher  levels  of  management  or  the  Company's  Compliance  &

Ethics  Committee  and/or  follow  the  procedures  described  in  Sections  9  and  10  of  this  Code.  If you  become  involved  in  a  situation  that  gives  rise  to  an  actual  conflict,  you  must  inform  higher levels  of  management  or  the  Company's  Compliance  &  Ethics  Committee  of  the  conflict.  Our

Compliance & Ethics Committee is identified in Section 10 of this Code.

3. Confidentiality

All  confidential  information  concerning  the  Company  is  the  property  of  the  Company  and must be protected.

Confidential   information   includes    all   non-public   information   that    might    be   of   use   to

competitors,  or  harmful  to  the  Company  or  its  customers,  if  disclosed.  You  must  maintain  the confidentiality  of  such  information  entrusted  to  you  by  the  Company,  its  customers  and  its suppliers, except when disclosure is authorized by the Company or required by law.

Examples  of  confidential  information  include,  but  are  not  limited  to:  the  Company's  trade

secrets;   business   trends   and   projections;   information   about   financial   performance;   new

product  or  marketing  plans;  research  and  development  ideas  or  information;  manufacturing processes;  information  about  potential  acquisitions,  divestitures  and  investments;  stock  splits,

public  or  private  securities  offerings  or  changes  in  dividend  policies  or  amounts;  significant personnel  changes;  and  the  acquisition,  loss  or  changes  of  or  to  existing  or  potential  major contracts, orders, suppliers, customers or finance sources.

Your  obligation  with  respect  to  confidential  information  extends  beyond  your  activities  in  the workplace.  In  that  respect,  it  applies  to  communications  with  your  immediate  family  members and  continues  to  apply  even  after  your  employment  or  director  relationship  with  the  Company terminates.

4. Insider Trading

You  should  never  trade  securities  on  the  basis  of  confidential  information  acquired  through your employment or fiduciary relationship with the Company.

Under   both   federal   law   and   Company   policy,   you   are   not   permitted   to   purchase   or   sell

Company   stock,   directly   or   indirectly,   on   the   basis   of   material   non-public   information

concerning  the  Company.  Any  person  possessing  material  non-public  information  about  the

Company  must  not  engage  in  transactions  involving  Company  securities  until  this  information has been released to the public.

Exhibit 14

Generally,  material  information  is  information  that  would  be  expected to  affect  the  investment decisions of a reasonable investor or the market price of the stock. You are not allowed to trade

in  the   stock   of  other   publicly   held   companies,   such   as   existing   or   potential   customers  or

suppliers,  on  the  basis  of  material  confidential  information  obtained  in  the  course  of  your employment  or  service  as  a  director.  It  also  is  illegal  to  recommend  a  stock  to  (i.e.,  "tip")

someone   else   on   the   basis   of   such   information.   If   you   have   a   question   concerning

appropriateness  or  legality  of  a  particular securities  transaction,  consult  with  the  Compliance &

Ethics Committee.  Directors, officers,  employees  or consultants  and certain other  employees  of the  Company  are  subject  to  additional  responsibilities  under  the  Company's  insider  trading compliance policy, a copy of which is available on our website www.abakaninc.com.

5. Fair Dealing

Our goal is to conduct our business with integrity.

You   should   make   every   effort   to   deal   honestly   with   the   Company's   customers,   suppliers,

competitors,  and  employees.  Under  federal  and  state  laws,  the  Company  is  prohibited  from engaging  in  unfair  methods  of  competition,  and  unfair  or  deceptive  acts  and  practices.  You should  not  take  unfair  advantage  of  anyone  through  manipulation,  concealment,  abuse  of privileged information, misrepresentation of material facts, or any other unfair dealing.

Examples of prohibited conduct include, but are not limited to:

• bribery or payoffs to induce business or breaches of contracts by others;

• acquiring a competitor's trade secrets through bribery or theft; or

•  making  false,  deceptive  or  disparaging  claims  or  comparisons  about  competitors  or  their products or services.

6. Protection and Proper Use of Company Assets

You should endeavor to protect the Company's assets and ensure their proper use.

Company  assets,  both  tangible  and  intangible,  are  to  be  used  solely  for  legitimate  business purposes  of  the  Company  and  only  by  authorized  employees  or  consultants.  Intangible  assets

include   intellectual   property   such   as   trade   secrets,   patents,   trademarks   and   copyrights,

business,    marketing    and   service    plans,    engineering    and    manufacturing    ideas,    designs,

databases,   Company   records,   salary   information,   and   any   unpublished   financial   data   and

reports.  Unauthorized  alteration,  destruction,  use,  disclosure  or  distribution  of  Company  assets violates  Company  policy  and  this  Code.  Theft  or  waste  of,  or  carelessness  in  using,  these  assets have  a  direct  adverse  impact  on  the  Company's  operations  and  profitability  and  will  not  be tolerated.

Exhibit 14

The  Company  provides  computers,  voice  mail,  electronic  mail  (e-mail),  internet  access,  and other  Company  resources  to  certain  employees  for  the  purpose  of  achieving  the  Company's business  objectives.  As  a  result,  the  Company  has  the  right  to  access,  reprint,  publish,  or  retain any  information  created,  sent  or  contained  in  any  of  the  Company's  computers  or  e-mail systems  of  any  Company  machine.  You  may  not  use  any  Company  resource  for  any  illegal

purpose,   or   in   any   manner   that   is   contrary   to   the   Company's   policies   or   the   standards

embodied in this Code.

You  should  not  make  copies  of,  or  resell  or  transfer  (externally  or  internally),  copyrighted publications,  including  software,  manuals,  articles,  books,  and  databases  being  used  in  the

Company,  that  were  created  by  another  entity  and  licensed  to  the  Company,  unless  you  are authorized to do so under the applicable license agreement. In no event should you load or use,

on any Company computer, any software, third party content or database without receiving the prior written permission to do so. You must refrain from transferring any data or information to any  Company  computer  other  than  for  Company  use.  You  may  use  a  handheld  computing device  or  mobile  phone  in  connection  with  your  work  for  the  Company,  but  must  not  use  such

device   or  phone  to  access,  load  or   transfer  content,  software  or  data  in  violation  of   any

applicable  law  or  regulation  or  without  the  permission  of  the  owner  of  such  content,  software or  data.  If  you  should  have  any  question  as  to  what  is  permitted  in  this  regard,  please  consult with the Company's Chief Financial Officer.

7. Compliance with Laws and Regulations

The  Company  seeks  to comply with both the  letter and spirit of  the laws  and regulations in all countries in which it operates.

The  Company  is  committed  to  total  compliance  with  the  laws  and  regulations  of  the  cities,

states  and  countries  in  which  it  operates.  You  must  comply  with  all  applicable  laws,  rules  and regulations  in  performing  your  duties  for  the  Company.  Various  federal,  state  and  local  laws

and   regulations   define   and   establish   obligations   with   which   the   Company,   its   officers,

employees,  directors  and  agents  must  comply.  Under  certain  circumstances,  local  country  law may establish requirements that differ from this Code. You are expected to comply with all local country  laws  in  conducting  the  Company's  business.  If  you  violate  these  laws  or  regulations  in performing  your  duties  for  the  Company,  you  not  only  risk  individual  indictment,  prosecution and  penalties,  and  civil  actions  and  penalties,  you  also  subject  the  Company  to  the  same  risks and  penalties.  Any  violation  of  these  laws  may  subject  you  to  immediate  disciplinary  action,  up to and including termination of your employment or affiliation with the Company.

Exhibit 14

8. Ethics Obligations for Employees with Financial Reporting Responsibilities

Senior  management  bears  a  special  responsibility  for  promoting  integrity  throughout  the

Company.

Senior management has a responsibility to foster a culture throughout  the Company  as  a whole

that   mandates   the   fair   and   timely   reporting   of   the   Company's   results   of   operations   and

financial condition and other financial information. Due to this special role, senior management is  bound  by  the  following  senior  management  code  of  ethics,  and  by  accepting  the  Code  of

Business Conduct and Ethics, each agrees that he or she will:

• perform his or her duties in an honest and ethical manner;

•   address   all   actual   or   apparent   conflicts   of   interest   between   his   or   her   personal   and

professional relationships in an ethical manner;

•   undertake   all   necessary   actions   to   ensure   complete,   accurate,   thorough,   timely,   and

understandable  disclosure  in  reports  and  documents  that  the  Company  files  with,  or  submits to, government agencies and in other public communications; and

• proactively encourage and provide an example of ethical behavior in the work environment.

9.  Reporting  Violations  of  Company  Policies  and  Receipt  of  Complaints  Regarding  Financial

Reporting or Accounting Issues

You   should   report   any   violation   or   suspected   violation   of   this   Code   to   the   appropriate

Company personnel or via the Company's anonymous and confidential reporting procedures.

The  Company's  efforts  to  ensure  observance  of,  and  adherence  to,  the  goals  and  policies outlined  in  this  Code  require  that  you  promptly  bring  to  the  attention  of  the  Compliance  &

Ethics  Committee,   any  material  transaction,  relationship,  act,  failure  to  act,   occurrence  or

practice  that  you  believe,  in  good  faith,  is  inconsistent  with,  in  violation  of,  or  reasonably  could be  expected  to  give  rise  to  a  violation  of,  this  Code.  You  should  report  any  suspected  violations

of   the   Company's   financial   reporting   obligations   or   any   complaints   or   concerns   about

questionable  accounting  or  auditing  practices  in  accordance  with  the  procedures  set  forth below.

Here are some approaches to handling your reporting obligations:

•  In  the  event  you  believe  a  violation  of  the  Code,  or  a  violation  of  applicable  laws  and/or governmental  regulations  has  occurred,  or  you  have  observed  or  become  aware  of  conduct which  appears  to  be  contrary  to  the  Code,  immediately  report  the  situation  to  your  supervisor,

or  the  Compliance  &  Ethics  Committee.  Supervisors  or  managers  who  receive  any  report  of  a suspected violation must report the matter to the Compliance & Ethics Committee.

Exhibit 14

•  If  you  have  or  receive  notice  of  a  complaint  or  concern  regarding  the  Company's  financial

disclosure,   accounting   practices,   internal   accounting   controls,   auditing,   or   questionable

accounting   or   auditing   matters,   you   must   immediately   advise   your   supervisor,   or   the

Compliance & Ethics Committee.

If   you   wish   to   report   any   matter   anonymously   or   confidentially,   in   accordance   with   best

practices,   we   have   contracted   an   independent   company,   Fulcrum   Financial   Inquiry   LLP

(Fulcrum),  to  receive  and  control  incoming  complaints  and  concerns.  You  may  contact  Fulcrum as follows:



Mail a description of the suspected violation or other complaint or concern to:

Fulcrum Financial Inquiry LLP

Whistleblower Department

888 South Figueroa Street, Suite 2000

Los Angeles, California 90017

or

•

Forward a description of  the suspected violation or other complaint or concern via email to:

whistle@fulcrum.com

or



Send  a  description  of  the  suspected  violation  or  other  complaint  or  concern  in  a  web based format to:

www.fulcrum.com/abakan.htm

or



Telephone a description of the suspected violation or other complaint or concern to:

1-(213) 443-1023 answered from 8:00 a.m. to 6:00 p.m. Pacific Standard Time

or



Fax a description of the suspected violation or other complaint or concern to:

1-(213)    891-1300    addressed    to    Fulcrum    Financial    Inquiry    LLP,    Whistleblower

Department.

Exhibit 14

Other Guiding Principles

A.   Use  common  sense  and  good  judgment.  Act  in  good  faith.  You  should  become  familiar with and understand the requirements of this Code. If you become aware of a suspected violation,  do  not  try  to  investigate  it  or  resolve  it  on  your  own.  Instead,  promptly disclose the violation to the appropriate parties in order to assure a thorough and timely

investigation   and  resolution.   The  circumstances   should  be  reviewed  by  appropriate

personnel  as  quickly  as  possible,  since  a  delay  may  affect  the  results  of  an  investigation.

A  violation  of  the  Code,  or  of  applicable  laws  and/or  governmental  regulations,  is  a serious  matter  and  could  have  legal  implications.  Allegations  of  such  behavior  are  not taken  lightly,  and  should  not  be  made  to  embarrass  someone,  or  put  him  or  her  in  a false light. Reports of suspected violations always should be made in good faith.

B.    Internal  investigation.  When  an  alleged  violation  of  this  Code,  applicable  laws  and/or

governmental   regulations   is  reported,   the   Company   will   take   appropriate   action  in

accordance  with the  compliance  procedures  outlined  in  Section  10  of  the  Code.  You  are expected  to  cooperate  in  internal  investigations  of  alleged  misconduct  or  violations  of the Code or of applicable laws or regulations.

C.   No   fear   of   retaliation.   It   is   the   Company's   policy   that   there   will   be   no   intentional

retaliation  against  any  person  who  provides  truthful  information  to  a  company  or  law enforcement  official  concerning  a  possible  violation  of  any  law,  regulation  or  Company policy,  including  this  Code.  Persons  who  retaliate  may  be  subject  to  civil,  criminal  and administrative  penalties,  as  well  as  disciplinary  action,  up  to  and  including  termination of  employment.  In  cases  in  which  you  report  a  suspected  violation  in  good  faith  and  are

not   engaged   in   the   questionable   conduct,   the   Company   will   attempt   to   keep   its

discussions  with  you  confidential  to  the  extent  reasonably  possible.  In  the  course  of  its investigation,  the  Company  may  find  it  necessary  to  share  information  with  others  on  a

"need  to  know"  basis.  No  retaliation  will  be  taken  against  you  by  the  Company  for reporting alleged violations while acting in good faith. Similarly, if you believe you are being  retaliated  against,  as  a  result  of  your  having  reported  a  suspected  violation  in good  faith,  you  should  immediately  report  that  information  to  your  supervisor  or  the

Compliance & Ethics Committee.

10. Compliance Procedures

The  Company  has  established  this  Code  as  part  of  its  overall  policies  and  procedures.  To  the extent  that  other  Company  policies  and  procedures  conflict  with  this  Code,  you  should  follow this  Code.  The  Code  applies  to  all  Company  directors  and  Company  employees,  including  all officers, in all locations.

Exhibit 14

The  Code  is  based  on  the  Company's  core  values,  good  business  practices  and  applicable  law.

The  existence  of  a  Code,  however,  does  not  assure  that  officers,  employees  and  directors  will

comply  with  it  or  act  in  a  legal  and  ethical  manner.  To  achieve  optimal  legal   and  ethical

behavior,  the  individuals  subject  to  this  Code  must  know  and  understand  the  Code  as  it  applies to  them  and  as  it  applies  to  others.  You  must  promote  the  Code  and  assist  others  in  knowing and understanding it.

•  Compliance.  You  are  expected  to  become  familiar  with  and  understand  the  requirements  of this Code. Most importantly, you must comply with it.

•  CEO  Responsibility.  The  Company's  Chief  Executive  Officer  ("CEO")  shall  be  responsible  for ensuring  that  this  Code  is  established  and  effectively  communicated  to  all  officers,  employees

and  directors.  Although  the  day-to-day  compliance  issues  will   be  the   responsibility  of   the

Company's   managers,   the   CEO   has   ultimate   accountability   with   respect   to   the   overall

implementation of and successful compliance with the Code.

•  Corporate  Compliance  Management.  The  CEO  shall  choose  a  team  of  employees  who  will report to the CEO and be responsible for assuring that the Code becomes an integral part of  the

Company's   culture   (the   "Compliance   &   Ethics   Committee").   The   current   members   of   the

Compliance  &  Ethics  Committee  are  Stephen  Goss,  Jeffrey  Webb,  and  Raymond  Tellini.  The

Company,  in  conjunction  with  our  Board  of  Directors,  periodically  will  review  the  individuals

who  comprise  the  Compliance  &   Ethics  Committee   and   will   notify,  in  writing,   all   officers,

employees   and   directors   of   any   changes   to   this   Committee.   The   Compliance   &   Ethics

Committee's  charter  is  to  assure  communication,  training,  monitoring,  and  overall  compliance with this Code. The Compliance & Ethics Committee, with the assistance and cooperation of the

Company's  officers,  directors  and  managers,  will  foster  an  atmosphere  where  employees  are comfortable  in  communicating  and/or  reporting  concerns  and  possible  Code  violations.  The

Company   maintains   a   confidential   Compliance   &   Ethics   Committee   mailing   address,   email

address,  web  service,  phone  line  and  fax  line  with  Fulcrum  Financial  Inquiry  LLP  (“Fulcrum”),

which  will  be  monitored  by  Fulcrum.  A  record  of  all  communications  received  by  Fulcrum  will

be   maintained   by   Fulcrum.   Fulcrum   shall   report   all   complaints   to   the   Chairman   of   the

Compliance   &   Ethics   Committee   promptly,   and   on   a   quarterly   basis,   provide   a   log   of   all

communications   to   the   Chairman   of   the   Compliance   and   Ethics   Committee,   including   a

summary  of  all  other  communications  expressing  complaints  or  concerns.  The  Compliance  and

Ethics   Committee   shall   provide   the   Audit   Committee,   on   a   quarterly   basis,   a   log   of   all

communications  directed  towards  the  Compliance  and  Ethics  Committee.  To  the  extent  any  of

these   complaints   or   concerns   relates   to   the   Company's   financial   disclosures,   accounting,

internal   controls   and   auditing   matters,   the   Compliance   &   Ethics   Committee   will   promptly

inform the Chairman of the Audit Committee of any such matter.

•   Internal   Reporting   of   Violations.   The   Company's   efforts   to   assure   observance   of,   and

adherence  to,  the  goals  and  policies  outlined  in  this  Code  mandate  that  all  officers,  employees and  directors  of  the  Company  report  suspected  violations  in  accordance  with  Section  9  of  this

Code.

Exhibit 14

•   Screening   of   Employees.   The   Company   shall   exercise   due   diligence   when   hiring   and

promoting  employees  and,  in  particular,  when conducting  an  employment search for  a  position involving  the  exercise  of  substantial  discretionary  authority,  such  as  a  member  of  the  executive

team,    a    senior    management    position    or    an    employee    with    financial    management

responsibilities.  The  Company  will  make  reasonable  inquiries  into  the   background  of   each

individual  who is  a  candidate  for  such  a  position.  All  such  inquiries  shall  be  made  in accordance with applicable law and good business practice.

•  Access  to  the  Code.  The  Company  shall  assure  that  employees,  officers  and  directors  may

access   this   Code   on   the   Company's   web   site.   In   addition,   each   current   employee   will   be

provided  with  a  copy  of  the  Code.  New  employees  will  receive  a  copy  of  the  Code  as  part  of their new hire information.

•  Monitoring.  The  officers  of  the  Company  shall  be  responsible  to  review  the  Code  with  all  of the  Company's  managers.  In  turn,  the  Company's  managers  with  supervisory  responsibilities

should   review   the   Code   with   their   direct   reports.   Managers   are   the   "go   to"   persons   for

employee  questions  and  concerns  relating  to  this  Code,  especially  in  the  event  of  a  potential

violation.  Managers  or   supervisors  will   immediately  report   any  violations   or  allegations  of

violations  to  the  Compliance  &  Ethics  Committee.  Managers  will  work  with  the  Compliance  &

Ethics    Committee    in    assessing    areas    of    concern,    potential    violations,    any    needs    for

enhancement   of   the   Code   or   remedial   actions   to   effect   the   Code's   policies   and   overall

compliance with the Code and other related policies.

• Auditing. Resources selected by the Nominating and Corporate Governance Committee of  the

Board of Directors will be responsible for auditing the Company's compliance with the Code.

•  Internal  Investigation.  When  an  alleged  violation  of  the  Code  is  reported,  the  Company  will take  prompt  and  appropriate  action  in  accordance  with  the  law  and  regulations  and  otherwise consistent  with  good  business  practice.  If  the  suspected  violation  appears  to  involve  either  a possible  violation  of  law  or  an  issue  of  significant  corporate  interest,  or  if  the  report  involves  a complaint  or  concern  of  any  person,  whether  an  employee,  a  shareholder  or  other  interested person regarding the Company's financial  disclosure,  internal  accounting  controls,  questionable

auditing   or   accounting   matters   or   practices   or   other   issues   relating   to   the   Company's

accounting   or   auditing,   then   the   manager   or   investigator   should   immediately   notify   the

Compliance & Ethics Committee and/or his or her Vice President or other corporate officer.

Exhibit 14

If  a  suspected  violation  involves  any  director  or  executive  officer,  or  if  the  suspected  violation concerns  any  fraud,  whether  or  not  material,  involving  management  or  other  employees  who have  a  significant  role  in  the  Company's  internal  controls,  the  manager,  the  Compliance  &

Ethics  Committee  or  any  person  who  received  such  report  should  immediately  report  the alleged  violation  to  the  Compliance  &  Ethics  Committee,  if  appropriate,  the  Chief  Executive

Officer  and/or  Chief  Financial  Officer,  and,  in  every  such  case,  the  Chairman  of  the  Audit

Committee  of  the  Board  of  Directors.  The  Compliance  &  Ethics  Committee  or  the  Chairman  of

the  Audit  Committee,  as  applicable,  shall  assess  the  situation  and  determine  the  appropriate course  of  action.  At  a  point  in  the  process  consistent  with  the  need  not  to  compromise  the investigation, a person who is suspected of  a violation shall be apprised of  the alleged violation,

and shall have an opportunity to provide a response to the investigator.

•  Disciplinary  Actions.  Subject  to  the  following  sentence,  the  Compliance  &  Ethics  Committee,

after  consultation  with  legal  counsel,  shall  be  responsible  for  implementing  the  appropriate disciplinary  action in  accordance with  the  Company's  policies  and procedures for  any  employee

who   is   found   to   have   violated   this   Code.   If   a   violation   has   been   reported   to   the   Audit

Committee  or  another  committee  of  the  Board,  that  Committee  shall  be  notified  as  to  the expected  appropriate  disciplinary  action.  Any  violation  of  applicable  law  or  any  deviation  from the  standards  embodied  in  this  Code  will  result  in  disciplinary  action,  up  to  and  including termination  of  employment.  Any  employee  engaged  in the  exercise  of  substantial  discretionary authority,  including  any  Senior  Officer,  who  is  found  to  have  engaged  in  a  violation  of  law  or unethical  conduct  in  connection  with  the  performance  of  his  or  her  duties  for  the  Company,

shall  be  removed  from  his  or  her  position  and  not  assigned  to  any  other  position  involving  the

exercise   of   substantial   discretionary   authority.   In   addition   to   imposing   discipline   upon

employees  involved  in  non-compliant  conduct,  the  Company  also  will  impose  discipline,  as appropriate,  upon  an  employee's  supervisor,  if  any,  who  directs  or  approves  such  employee's improper  actions,  or  is  aware  of  those  actions  but  does  not  act  appropriately  to  correct  them,

and  upon  other  individuals  who  fail  to  report  known  non-compliant  conduct.  In  addition  to imposing  its  own  discipline,  the  Company  will  bring  any  violations  of  law  to  the  attention  of appropriate law enforcement personnel.

• Retention  of  Reports  and  Complaints. All  reports  and complaints  made  to,  or  received  by,  the

Compliance  &  Ethics  Committee  or  the  Chair  of  the  Audit  Committee  shall  be  logged  into  a record  maintained  for  this  purpose  by  the  Compliance  &  Ethics  Committee  and  this  record  of such report shall be retained for not less than five (5) years.

•  Required  Government  Reporting.  Whenever  conduct  occurs  that  requires  a  report  to  the government, the Compliance & Ethics Committee, after consultation with legal counsel, shall be responsible for complying with such reporting requirements.

Exhibit 14

•  Corrective  Actions.  Subject  to  the  following  sentence,  in  the  event  of  a  violation  of  this  Code,

the  manager  and  members  of  the  Compliance  &  Ethics  Committee  should  assess  the  situation to determine whether the violation demonstrates a problem that requires remedial action as to

Company  policies  and  procedures.  If  a  violation  has  been  reported  to  the  Audit  Committee  or another  committee  of  the  Board,  that  committee  shall  be  involved  in  the  determination  of appropriate  remedial  or  corrective  actions.  Corrective  action  may  include  providing  revised public  disclosure,  retraining  Company  employees,  modifying  Company  policies  and  procedures,

improving  monitoring  of  compliance  under  existing  procedures  and  other  action  necessary  to

detect   similar   non-compliant   conduct   and   prevent   it   from   occurring   in   the   future.   Any

corrective action shall be documented, as appropriate.

11. Complete, Timely and Understandable Disclosure

It  is  of  crucial  importance  that  all  disclosure  in  reports  and  documents  that  the  Company  files with, or submits to, the SEC, and in other public communications made  by the Company is full,

fair,   accurate,   timely   and   understandable.   You   must   take   all   steps   available   to   aid   the

Company  in these  responsibilities consistent  with your role  within the  Company. In  particular,

you  are  required  to  provide  prompt  and  accurate  answers  to  all  inquiries  made  to  you  in connection with the Company's preparation of its public reports and disclosure.

The   Company's   CEO   and   CFO   are   responsible   for   designing,   establishing,   implementing,

reviewing  and  evaluating,  on  a  quarterly  basis,  the  effectiveness  of  the  Company's  disclosure controls  and  procedures  (as  such  term  is  defined  by  applicable  SEC  rules).  The  Company's  CEO,

CFO,   principal   accounting   officer   or   controller   and   persons   performing   similar   functions,

persons  who  meet  the  requirements  of  Item  406  of  Regulation  S-K,  and  such  other  Company officers  as  are  designated  from  time  to  time  by  the  Audit  Committee  of  the  Board  of  Directors,

shall   be   deemed   the   Senior   Officers   of   the   Company.   Senior   Officers   shall   take   all   steps

necessary  and  suitable  to  ensure  that  all  disclosure  in  reports  and  documents  filed  with  or submitted to the SEC, and all disclosure in other public communication made by the Company is full, fair, accurate, timely and understandable.

Senior   Officers   are   also   responsible   for   implementing   and   maintaining   adequate   internal

control  over  financial  reporting  to  provide  reasonable  assurance  regarding  the  reliability  of

financial   reporting   and   the   preparation   of   financial   statements   for   external   purposes   in

accordance  with  Generally  Accepted  Accounting  Principles.  The  Senior  Officers  will  take  all necessary  steps  to  ensure  compliance  with  established  accounting  procedures,  the  Company's system  of  internal  controls  and  Generally  Accepted  Accounting  Principles.  Senior  Officers  will make  sure  that  the  Company  maintains  and  keeps  books,  records,  and  accounts,  which,  in reasonable  detail,  accurately  and  fairly  reflect  the  transactions  and  dispositions  of  the  assets  of the  Company.  Senior  Officers  also  will  assure  that  the  Company  devises  and  implements  a system of internal accounting controls sufficient to provide reasonable assurances that:

Exhibit 14

• transactions are executed with management's general or specific authorization;

•  transactions  are  recorded  as  necessary  (a)  to  permit  preparation  of  financial  statements  in conformity  with  Generally  Accepted  Accounting  Principles  or  any  other  criteria  applicable  to such statements, and (b) to maintain accountability for assets;

•  access  to  assets  is  permitted,  and  receipts  and  expenditures  are  made,  only  in  accordance with management's general or specific authorization; and

•  the  recorded  accountability  for  assets  is  compared  with  the  existing  assets  at  reasonable

intervals   and   appropriate   action   is   taken   with   respect   to   any   differences,   all   to   permit

prevention  or  timely  detection  of  unauthorized  acquisition,  use  or  disposition  of  assets  that could have a material effect on the Company's financial statements.

Any  attempt  to  enter  inaccurate  or  fraudulent  information  into  the  Company's  accounting

system   will   not   be   tolerated   and   will   result   in   disciplinary   action,   up   to   and   including

termination of employment.

12. Publication of the Code of Business Conduct and Ethics; Amendments and Waivers

The  most  current  version  of  this  Code  will  be  posted  and  maintained  on  the  Company's  web site  and filed as an exhibit  to the  Company's next  succeeding Annual or Quarterly  Report  filed with  the  SEC.  That  Report  shall  disclose  that  the  Code  is  maintained  on  the  Company's  web site  and  shall  disclose  that  substantive  amendments  and  waivers  also  will  be  posted  on  our web site.

Only  substantive  amendments  relating  to  the   specified   elements  of   this  Code   of   Business

Conduct and Ethics must be disclosed. Any waiver of the Code for executive officers or directors may  be  made  only  by  the  Board  of  Directors  or  a  Board  Committee,  and  must  be  promptly disclosed  to  shareholders.  Any  amendment  to  the  Code  of  Business  Conduct  and  Ethics,  or  the

approval  of  any  waivers  by  the  Board  or  Board  Committee,  will  be  disclosed  within  five  (5)

business  days  of  such  action (a)  on  the  Company's  web  site  for  a  period  of  not  less  than  twelve

(12)  months  and  (b)  in  a  Form  8-K  filed  with  the  Securities  and  Exchange  Commission.  Such disclosure  shall  include  the  reasons  for  any  waiver.  The  Company  will  retain  the  disclosure relating to any such amendment or waiver for not less than five (5) years.

It  is  the  Company's  intention  that  this  Code  of  Business  Conduct  and  Ethics  be  its  written  code of ethics under Section 406 of  the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.